Exhibit 23.2

CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporate by reference in the Registration Statements on Form S-8 (Nos. 333-211957, 333-135072, 333-153426, 333-159755, 333-175966, 333-187713 and 333-199875) of Eagle Bancorp, Inc., and the Registration Statements on Form S-3 (Nos. 333-140314 and 333-202405) of Eagle Bancorp, Inc., of our report dated February 29, 2016, relating to the Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Changes in Shareholders’ Equity and Cash Flows of Eagle Bancorp, Inc. for the year ended December 31, 2015, which report appears in the December 31, 2017 annual report on Form 10-K of Eagle Bancorp, Inc.

/s/ Stegman & Company

Baltimore, Maryland

March 1, 2018